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                                                                     Exhibit 8.2

     [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON APPEARS HERE]


                               January 20, 1998


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Gentlemen:

     We are acting as your counsel in connection with the proposed acquisition by Lockheed Martin Corporation ("Lockheed Martin") of Northrop Grumman Corporation ("Northrop Grumman") pursuant to the proposed merger (the "Merger") of Hurricane Sub, Inc., a wholly-owned subsidiary of Lockheed Martin ("Merger Sub"), into Northrop Grumman, with Northrop Grumman surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger among Lockheed Martin, Merger Sub, and Northrop Grumman dated as of July 2, 1997 (the "Merger Agreement").

     Lockheed Martin proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Lockheed Martin to be issued to holders of shares of common stock of Northrop Grumman in connection with the Merger. In addition, Lockheed Martin has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of Lockheed Martin and Northrop Grumman referred to in the Joint Proxy Statement.

     We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms
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                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

Northrop Grumman Corporation
January 20, 1998
Page 2


and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

     Based upon and subject to the foregoing and to the qualifications, limitations and assumptions (including the receipt of certain representations that are complete and accurate in all material respects to be provided by Lockheed Martin and Northrop Grumman to us prior to the effective time) contained in the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences," that portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences" constitutes our opinion regarding the principal federal income tax consequences of the Merger to the holders of outstanding Northrop Grumman common stock. No opinion is expressed on any matters other than those specifically referred to herein.

     This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Regislation Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                  Very truly yours,

                                  FRIED, FRANK, HARRIS,
                                   SHRIVER & JACOBSON

                                  /s/ Fried, Frank, Harris, Shriver & Jacobson
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